Hybrid Fuels Inc. Appoints CEO, Establishes Technical Advisory Committee

WINNIPEG, MB, APRIL 8, 2004--The Directors of Hybrid Fuels, Inc. (OTCBB: HRID), today announced the appointment of Paul Warkentin as President and Chief Executive Officer, as well as a member of the Board of Directors.

Warkentin, 37, is a leading real estate agent and land developer in the Winnipeg area and brings a strong track record of entrepreneurial vision, marketing, customer service and leadership to Hybrid Fuels, Inc.

Warkentin succeeds Alan Urschel who relinquished his position on the Board to serve on the newly formed Technical Advisory Committee that was created to assist with moving the Company from the development stage to fully operational facilities.

The Technical Advisory Committee will bring together the expertise from individuals across Canada to provide technical guidance for various Hybrid Fuels' proprietary processes.

To receive automatic e-mail alerts regarding further developments, investor-related news and press releases as they are issued via the news services, subscribe to e-mail alerts on the Hybrid Fuels corporate website (www.hybrid-fuels.com)

This Press Release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations.

FOR QUESTIONS, COMMENTS AND REQUESTS FOR INFORMATION PLEASE CONTACT:

Darcy Penner
Investor Relations
Hybrid Fuels Inc.
Phone: Toll free Canada/USA: (888) 550-2333
Corporate Website: www.hybrid-fuels.com
Email: investor.relations@hybrid-fuels.com

CORPORATE ADDRESS:

237 Main Street
Box 880
Niverville, MB
R0A 1E0